Exhibit 99.1


[NATIONAL OILWELL LOGO]

NEWS     CONTACT:  STEVE KRABLIN
                                                                  (713) 346-7773

FOR IMMEDIATE RELEASE


                NATIONAL OILWELL REPORTS SECOND QUARTER EARNINGS


HOUSTON, TX, July 30, 2004--National-Oilwell, Inc. (NYSE: NOI) today announced results for the second quarter of 2004, reporting net income of $21.4 million, or $0.25 per diluted share, compared to first quarter 2004 net income of $11.0 million, or $0.13 per diluted share. Revenues were $534 million for the period compared to first quarter revenues of $496 million.

Backlog of capital equipment orders increased to $441 million at June 30, 2004, compared to $412 million at March 31, 2004. Revenues from backlog for the second quarter were $156 million, with order additions for the period of $185 million.

PRODUCTS AND TECHNOLOGY GROUP
Revenues of $348 million in the second quarter were up $43 million sequentially, primarily due to a $28 million increase in capital equipment revenues and increasing market demand for our non capital products. Operating income increased by $11 million on the higher revenues.

DISTRIBUTION SERVICES GROUP
Revenues of $218 million were flat sequentially, as seasonal declines in Canada were offset by increased domestic activity. Operating income of $6.7 million continued to improve, up $1.2 million over the first quarter, as price increases implemented on April 1 began to have effect and from our ongoing cost reduction program.

Pete Miller, Chairman, President, and CEO, stated "Our backlog of capital equipment orders continued to grow during the second quarter, to $441 million. The quarter-end backlog does not include the recently announced Kazakhstan Drilling Facility valued at approximately $150 million which we expect to add in the third quarter. We believe international land and offshore projects will continue to be awarded over the near future, and believe our revenues from the capital component of our business will be up 30-50% in 2005 over 2004.


                                     -more-


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PAGE 2


The Company has scheduled a conference call today at 10:00 a.m. Central Time to discuss second quarter results. The call will be broadcast through the Investor Relations link on National Oilwell's web site at www.natoil.com, and a replay will be available on the site for thirty days following the conference. Participants may also join the conference call by dialing 303-262-2131 five to ten minutes prior to the scheduled start time.

National Oilwell is a worldwide leader in the design, manufacture and sale of comprehensive systems and components used in oil and gas drilling and production, as well as in providing supply chain integration services to the upstream oil and gas industry.

Statements made in this press release that are forward-looking in nature are intended to be "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to documents filed by National Oilwell with the Securities and Exchange Commission, including the Annual Report on Form 10-K, which identify significant risk factors which could cause actual results to differ from those contained in the forward-looking statements.

                                     -more-


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PAGE 3


         The following table sets forth comparative data (in thousands, except per share data):


                                      Quarter Ended         QUARTER ENDED                 SIX MONTHS ENDED
                                        March 31,              JUNE 30,                      JUNE 30,
                                      -------------     ----------------------        -------------------------
                                          2004           2004           2003           2004              2003
                                         -------        -------        -------        -------           -------
Revenues
 Products and Technology Group         $ 304,767    $   347,981    $   311,464    $   652,748       $   646,940
 Distribution Services Group             218,108        218,369        189,257        436,477           373,593
 Eliminations                            (26,670)       (32,795)       (25,323)       (59,465)          (44,559)
                                         -------        -------        -------        -------           -------
  Total                                $ 496,205    $   533,555    $   475,398    $ 1,029,760       $   975,974

Operating Income

 Products and Technology Group         $  23,496    $    34,925    $    37,591    $    58,421       $    78,595(1)

 Distribution Services Group               5,480          6,684          3,306(1)      12,164             6,088(1)
 Corporate                                (3,224)        (3,326)        (2,957)        (6,550)           (6,077)
                                         -------        -------        -------        -------           -------
  Total                                $  25,752    $    38,283    $    37,940     $   64,035       $    78,606(1)


Net Income                             $  10,964    $    21,387    $    18,267     $   32,351       $    35,608(1)


Average diluted shares outstanding        85,935         86,389         84,990         86,162            84,733

Net income per diluted share           $    0.13    $      0.25     $     0.21(1)  $     0.38       $      0.42(1)

Backlog for capital equipment at
quarter end                            $ 412,000    $   441,000     $  366,000     $  441,000       $   366,000

(1) Quarterly amounts in 2003 have been restated as described in our Annual Report.

Condensed Balance Sheet Data:

Cash and cash equivalents           $   67,691   $   62,678
Other current assets                 1,179,699    1,203,570
                                     ---------    ---------
 Total current assets                1,247,390    1,266,248
Net property, plant and equipment      249,709      241,222
Other assets                           741,348      748,554
                                     ---------    ---------
 Total assets                       $2,238,447   $2,256,024

Current liabilities                 $  432,841   $  426,762
Long-term debt                         585,630      579,300
Other long-term liabilities             92,497       99,739
                                     ---------    ---------
 Total liabilities                   1,110,968    1,105,801

Minority interest                       15,972       16,209

Shareholders' equity                 1,111,507    1,134,014
                                     ---------    ---------
 Total liabilities and equity       $2,238,447   $2,256,024


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